CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information, and to the inclusion of our report dated May 6, 2011, in this Registration Statement (Form N-2 No. 333-170913; 811-22500) of O'Connor Fund of Funds:  Multi-Strategy.

/s/ ERNST & YOUNG LLP

New York, New York
April 16, 2012